Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 4, 2000 relating to the consolidated financial statements of The Cheesecake Factory Incorporated, which appears in The Cheesecake Factory Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 28, 1999.

PricewaterhouseCoopers LLP

Los Angeles, California January 5, 2001 5